Exhibit 10.1

REVOLVING CREDIT AGREEMENT1

By and Between

ATLANTIC AMERICAN CORPORATION,

As the Borrower,

And

TRUIST BANK,

As the Lender

Dated as of May 12, 2021

[1]	As amended by that certain First Amendment to Revolving Credit Agreement, dated as of March 22, 2024.

Section 10.11.	Patriot Act	39
Section 10.12.	Maximum Rate	39

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Exhibits

Exhibit A	-	Form of Compliance Certificate
Exhibit B	-	Form of Notice of Borrowing

Schedules

Schedule 5.14	-	Subsidiaries
Schedule 8.1	-	Indebtedness
Schedule 8.2	-	Liens

iii

REVOLVING CREDIT AGREEMENT

THIS REVOLVING CREDIT AGREEMENT (this “Agreement”) is made and entered into as of May 12, 2021 (the “Closing Date”), by and between ATLANTIC AMERICAN CORPORATION, a Georgia corporation (the “Borrower”), and TRUIST BANK (the “Lender”).

The Borrower has requested that the Lender establish a Ten Million and No/100 Dollars ($10,000,000) revolving credit facility in favor of the Borrower and, subject to the terms and conditions of this Agreement, the Lender is willing to establish the requested revolving credit facility in favor of the Borrower;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Borrower and the Lender agree as follows:

ARTICLE I
DEFINITIONS; CONSTRUCTION

Section 1.1.        Definitions.  In addition to the other terms defined herein, the following terms used herein shall have the meanings herein specified (to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” shall mean, whether, in a single transaction or a series of related transactions and whether by purchase, lease (including any lease that contains upfront payments and/or buyout options), exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method, (a) any acquisition by the Borrower or any Subsidiary of the Borrower of a majority of the Capital Stock of any other Person which have the ordinary voting power for the election of the board of directors (or equivalent governing body) of such other Person, (b) any acquisition by the Borrower or any Subsidiary of the Borrower of all or substantially all of the assets of any other Person or (c) any other acquisition by the Borrower or any Subsidiary of the Borrower of the assets constituting a business, division, line of business from another Person which acquisition is not in the ordinary course of business for the Borrower or such Subsidiary.

“Adjusted Term SOFR” shall mean, for purposes of any calculation and subject to the provisions of Section 2.13(b), the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment.

“Affiliate” shall mean, as to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person. For the purposes of this definition, “Control” shall mean the power, directly or indirectly, either to (i) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of a Person or (ii) direct or cause the direction of the management and policies of a Person, whether through the ability to exercise voting power, by control or otherwise.  The terms “Controlled by” and “under common Control with” have the meanings correlative thereto.

“American Southern” shall mean American Southern Insurance Company, an insurance company organized under the laws of the State of Kansas.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Approved Fund” shall mean any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) the Lender, (b) an Affiliate of the Lender or (c) an entity or an Affiliate of an entity that administers or manages the Lender.

“Availability Period” shall mean the period from the Closing Date to but excluding the Revolving Commitment Termination Date.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an interest period pursuant to this Agreement or any frequency of making payments of interest calculated with reference to such Benchmark as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is removed from the definition of “Interest Period” pursuant to Section 2.13(d).

“Bank Product Obligations” shall mean, collectively, all obligations and other liabilities of the Borrower arising with respect to any Bank Products.

“Bank Products” shall mean any of the following services provided to the Borrower or any of its Subsidiaries by Lender or its Affiliates: (a) any treasury or other cash management services, including deposit accounts, automated clearing house (ACH) origination and other funds transfer, depository (including cash vault and check deposit), zero balance accounts and sweeps, return items processing, controlled disbursement accounts, positive pay, lockboxes and lockbox accounts, account reconciliation and information reporting, payables outsourcing, payroll processing, trade finance services, investment accounts and securities accounts, and (b) card services, including credit cards (including purchasing cards and commercial cards), prepaid cards, including payroll, stored value and gift cards, merchant services processing, and debit card services.

“Bankers Fidelity Life” shall mean Bankers Fidelity Life Insurance Company, an insurance company organized under the laws of the State of Georgia.

“Base Rate” shall mean the highest of (i) the rate which the Lender publicly announces from time to time as its prime lending rate, as in effect from time to time, (ii) the Federal Funds Rate, as in effect from time to time, plus one-half of one percent (0.50%) per annum, (iii) Adjusted Term SOFR for a one-month tenor in effect on such day plus 1.00% and (iv) zero percent (0.00%).  The Lender’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Lender may make commercial loans or other loans at rates of interest at, above or below the Lender’s prime lending rate.  Each change in the Lender’s prime lending rate, the Federal Funds Rate or Adjusted Term SOFR, as applicable, shall be effective from and including the effective date of such change.

“Base Rate Loan” shall mean a Revolving Loan that bears interest at a rate based on the Base Rate.

“Base Rate Term SOFR Determination Day” shall have the meaning set forth the definition of “Term SOFR”.

“Benchmark” shall mean, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” shall mean the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.13(a).

“Benchmark Replacement” shall mean with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Lender for the applicable Benchmark Replacement Date:

(a)        the sum of (i) Daily Simple SOFR and (ii) 0.10% (10 basis points); and

(b)        the sum of: (i) the alternate benchmark rate that has been selected by the Lender and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Lender and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” shall mean a date and time determined by the Lender, which date shall be no later than the earlier to occur of the following events with respect to the then-current Benchmark:

(a)       in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)       in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” shall mean the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)       a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)      a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” shall mean, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.13.

“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Business Day” shall mean (a) any day other than a Saturday, Sunday or other day on which commercial banks in Atlanta, Georgia are authorized or required by law to close, and (b) if such day relates to a determination of a SOFR Loan, the component of Base Rate based on SOFR or any other calculation or determination involving SOFR, the term “Business Day” means any such day that is also a U.S. Government Securities Business Day.

“Capital Stock” shall mean all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other equity security.

“Change in Control” means the occurrence of one or more of the following events: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or “group” (within the meaning of the Exchange Act and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than any Permitted Holder of more than 50% of the outstanding shares of the voting equity interests of the Borrower, or (ii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals who are Continuing Directors; or (iii) the Borrower shall fail to own, directly or indirectly, beneficially and of record, more than 50% of the Capital Stock of each of American Southern and Bankers Fidelity Life.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty, or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (iii) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) of any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended and in effect from time to time.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. §1 et seq.) (as amended and, together with any successor statute).

“Compliance Certificate” shall mean a certificate from the principal executive officer or the principal financial officer of the Borrower substantially in the form of Exhibit A hereunder.

“Conforming Changes” shall mean, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods and other technical, administrative or operational matters) that the Lender decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Lender in a manner substantially consistent with market practice (or, if the Lender decides that adoption of any portion of such market practice is not administratively feasible or if the Lender determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Lender decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Capitalization” shall mean the sum of, without duplication, (a) Consolidated Indebtedness and (b) the consolidated stockholders’ equity (determined in accordance with GAAP) of the common and preferred stockholders of the Borrower recorded on the Borrower’s consolidated financial statements.

“Consolidated Indebtedness” shall mean, as of any date of determination, consolidated Indebtedness for the Borrower and its Subsidiaries.

“Consolidated Net Worth” shall mean, as of any date, the consolidated stockholders’ equity (determined in accordance with GAAP) of the common and preferred stockholders of the Borrower recorded on the Borrower’s consolidated financial statements.

“Continuing Directors” shall mean the members of the Borrower’s board of directors on the Closing Date and each other director nominated for election or elected to such board of directors with the approval of a majority of the Continuing Directors who were members of such board at the time of such nomination or election.

“Credit Event” shall mean the making of a Revolving Loan.

“Daily Simple SOFR” shall mean, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Lender in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided, that if the Lender decides that any such convention is not administratively feasible for the Lender, then the Lender may establish another convention in its reasonable discretion.

“Debt to Capital Ratio” shall mean the ratio of Consolidated Indebtedness to Consolidated Capitalization.

“Default” shall mean any condition or event that, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States.

“Environmental Laws” shall mean all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters.

“Environmental Liability” shall mean any liability, contingent or otherwise (including any liability for damages, costs of environmental investigation and remediation, costs of administrative oversight, fines, natural resource damages, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (i) any actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) any actual or alleged exposure to any Hazardous Materials, (iv) the Release or threatened Release of any Hazardous Materials or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and the regulations promulgated and rulings issued thereunder.

“Event of Default” shall have the meaning set forth in Section 9.1.

“Federal Funds Rate” shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the next 1/100th of 1% but not less than zero percent) equal to the weighted average of the rates on overnight Federal funds transactions with member banks of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the next succeeding Business Day or if such rate is not so published for any Business Day, the Federal Funds Rate for such day shall be the average rounded upwards, if necessary, to the next 1/100th of 1% of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

“First Amendment” means that certain First Amendment to Revolving Credit Agreement dated as of the First Amendment Effective Date by and between the Borrower and the Lender.

“First Amendment Effective Date” means March 22, 2024.

“Fiscal Quarter” shall mean any fiscal quarter of the Borrower.

“Fiscal Year” shall mean any fiscal year of the Borrower.

“GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis and subject to the terms of Section 1.3.

“Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, or filing of notice, in each case of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” means the government of the United States, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) shall mean any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly and including any obligation, direct or indirect, of the guarantor (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) as an account party in respect of any letter of credit or letter of guaranty issued in support of such Indebtedness or obligation; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.  The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not so stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or similar obligation, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c)  all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guarantees by such Person of Indebtedness of others, (g) all capital lease obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, and (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances.  The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.  The amount of any Indebtedness of a Person for which recourse is limited to an identified asset or assets of such Person shall be equal to the lesser of (x) the amount of such Indebtedness and (y) the fair market value of such asset or assets. For purposes of this definition, the amount of any Indebtedness represented by a Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation, or portion thereof, in respect of which such Guaranty is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument, agreements or other documents evidencing such Guaranty) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.

“Interest Payment Date” shall mean (a) with respect to any Base Rate Loan, the last day of each calendar month and the Revolving Commitment Termination Date and (b) with respect to any SOFR Loan, the last day of each Interest Period applicable to each Revolving Loan and the Revolving Commitment Termination Date.

“Interest Period” shall mean with respect to any SOFR Loan, a period of one (1) month (in each case, subject to the availability thereof); provided that:

(i)        the initial Interest Period for such Revolving Loan shall commence on the date of such Revolving Loan (including the date of any conversion from a Revolving Loan of another Type), and each Interest Period occurring thereafter in respect of such Revolving Loan shall commence on the day on which the next preceding Interest Period expires;

(ii)       if any Interest Period would otherwise end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period would end on the immediately preceding Business Day;

(iii)      any Interest Period which begins on the last Business Day of a calendar month or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period shall end on the last Business Day of such calendar month;

(v)       no Interest Period may extend beyond the Revolving Commitment Termination Date; and

(vi)      no tenor that has been removed from this definition pursuant to Section 2.13(e) shall be available for specification in such Notice of Revolving Borrowing.

“Investments” shall have the meaning set forth in Section 8.4.

“IRS” shall mean the United States Internal Revenue Service.

“Lien” shall mean any mortgage, pledge, security interest, lien (statutory or otherwise), charge, encumbrance, hypothecation, assignment, deposit arrangement, or other arrangement having the practical effect of any of the foregoing or any preference, priority or other security agree-ment or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Loan Documents” shall mean, collectively, this Agreement, the Revolving Loan Note, all Notices of Revolving Borrowing, all Compliance Certificates, any other promissory notes issued hereunder or evidencing any of the Obligations, and any and all other instruments, agreements, documents and writings executed by the Borrower in connection with any of the Obligations or any of the foregoing.

 “Material Adverse Effect” shall mean, with respect to any event, act, condition or occurrence of whatever nature (including any adverse determination in any litigation, arbitration, or governmental investigation or proceeding), whether singularly or in conjunction with any other event or events, act or acts, condition or conditions, occurrence or occurrences whether or not related, resulting in a material adverse change in, or a material adverse effect on, (i) the business, results of operations, financial condition, assets, or liabilities of the Borrower, or the Borrower and its Subsidiaries taken as a whole, (ii)  ability of the Borrower to perform any of its material obligations under the Loan Documents, (iii) the rights and remedies of the Lender under the Loan Documents, taken as a whole, or (iv) the legality, validity or enforceability of any of the Loan Documents.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Notice of Revolving Borrowing” shall have the meaning set forth in Section 2.2.

“Obligations” shall mean (a) all amounts owing by the Borrower to the Lender pursuant to or in connection with this Agreement or any other Loan Document or otherwise with respect to any Revolving Loan including, without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the Lender incurred pursuant to this Agreement or any other Loan Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, (b) all hedging obligations owed by the Borrower to the Lender or any Affiliate of the Lender, and (c) all Bank Product Obligations, together with all renewals, extensions, modifications or refinancings of any of the foregoing.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OSHA” shall mean the Occupational Safety and Health Act of 1970, as amended from time to time, and any successor statute.

“Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, as amended and in effect from time to time.

“Periodic Term SOFR Determination Day” shall have the meaning set forth in the definition of “Term SOFR”.

“Permitted Holder” shall mean (a) the estate of J. Mack Robinson, (b) Harriet J. Robinson and her lineal descendants and spouses of her lineal descendants, and Hilton H. Howell, Jr. and his lineal descendants and spouses of his lineal descendants, (c) in the event of the incompetence or death of any of the Persons described in clause (b), such Person’s estate, executor, administrator, committee or other personal representative, (d) any trusts created for the benefit of the Persons described in clause (a) or (b), (e) any Person controlled by any of the Persons described in clause (a), (b), (c) or (d), and (f) any group of Persons (as defined in the Securities Exchange Act of 1934, as amended) in which the Persons described in clause (a), (b), (c), (d) or (e), individually or collectively, control such group.

“Permitted Indebtedness” shall mean:

(i)        Indebtedness to the Lender and its Affiliates;

(ii)     Indebtedness issued pursuant to the Subordinated Debenture Indentures and Guarantees by the Borrower in respect thereof, but only so long as the Indebtedness evidenced by this Agreement and the other Loan Documents constitute “Senior Indebtedness” under each such Subordinated Debenture Indenture;

(iii)      Indebtedness existing on the Closing Date and listed on Schedule 8.1, and any permitted refinancings in respect thereof as approved by the Lender in its sole discretion;

(iv)     Indebtedness with respect to capital lease obligations (the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP) and Indebtedness incurred in connection with purchase money Indebtedness in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;

(v)      Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business; and

(vi)      Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

“Permitted Investments” shall mean: (i) direct obligations of, or obligations the principal of and interest on which are unconditionally Guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof; (ii) commercial paper having the highest rating, at the time of acquisition thereof, of S&P or Moody’s and in either case maturing within six months from the date of acquisition thereof; (iii) certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days of the date of acquisition thereof issued or Guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States or any state thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; (iv) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (i) above and entered into with a financial institution satisfying the criteria described in clause (iii) above; (v) marketable securities that are permitted under the Borrower’s investment policy and applicable law, and (vi) mutual funds investing solely in any one or more of the Permitted Investments described in clauses (i) through (v) above.

“Permitted Liens” shall mean:

(i)        Liens granted to the Lender or its Affiliates;

(ii)       Liens so long as the aggregate outstanding amount of obligations secured by such Liens at any time does not exceed $1,000,000;

(iii)     Liens in existence on the Closing Date and described on Schedule 8.2, and the replacement, renewal or extension thereof (including Liens incurred, assumed or suffered to exist in connection with any Permitted Indebtedness permitted pursuant to clause (ii) of the definition of “Permitted Indebtedness” (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 8.2)); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(iv)      Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace, if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(v)      Liens securing the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(vi)     deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(vii)   encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(viii)    banker’s Liens, rights of setoff and Liens in favor of financial institutions incurred in the ordinary course of business arising in connection with deposit accounts or securities accounts held at such institutions solely to secure payment of fees and similar costs and expenses;

(ix)      Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business;

(x)       Liens securing Indebtedness permitted under clause (iv) of the definition of “Permitted Indebtedness”; provided that (A) such Liens shall be created substantially simultaneously with the acquisition, repair, construction, improvement or lease, as applicable, of the related property, (B) such Liens do not at any time encumber any property other than the property financed or improved by such Indebtedness (provided that individual financings of assets provided by a lender may be cross-collateralized to other financings provided by such lender), (C) the amount of Indebtedness secured thereby is not increased and (D) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such property at the time of purchase, repair, construction, improvement or lease (as applicable); and

(ix)       Liens securing judgments for the payment of money not constituting an Event of Default under Section 9.1(i) or securing appeal or other surety bonds relating to such judgments.

“Person” shall mean any individual, partnership, firm, corporation, association, joint venture, limited liability company, trust or other entity, or any Governmental Authority.

“Regulation T, U, or X” shall mean Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System, as the same may be in effect from time to time, and any successor regulations.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the respective managers, administrators, trustees, partners, directors, officers, employees, agents, advisors or other representatives of such Person and such Person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Restricted Payment” shall mean, for any Person, any dividend or distribution on any class of its Capital Stock, or any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement, defeasance or other acquisition of any shares of its Capital Stock, any Indebtedness subordinated to the Obligations or any Guarantee thereof or any options, warrants or other rights to purchase such Capital Stock or such Indebtedness, whether now or hereafter outstanding, or any management or similar fees.

“Revolving Commitment” shall mean the commitment of the Lender to make Revolving Loans to the Borrower in an aggregate principal amount not to exceed Ten Million and No/100 Dollars ($10,000,000), as such commitment may subsequently be increased or decreased pursuant to the terms hereof.

“Revolving Commitment Termination Date” shall mean the earliest of (i) March 22, 2027, (ii) the date on which the Revolving Commitment is terminated pursuant to Section 2.5 and (iii) the date on which all amounts outstanding under this Agreement have been declared or have automatically become due and payable (whether by acceleration or otherwise).

“Revolving Credit Exposure” shall mean, at any time, the sum of the outstanding principal amount of the Lender’s Revolving Loans.

“Revolving Loan” shall mean a loan made by the Lender to the Borrower under the Revolving Commitment.

“Revolving Loan Note” shall mean the Revolving Loan Note, dated of even date herewith, made by the Borrower to the Lender in the principal amount of the Revolving Commitment, as the same may be amended, modified, supplemented, or replaced from time to time.

“Sanctioned Country” shall mean, at any time, a country or territory that is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” shall mean, at any time, (a) any Person that is the subject or target of any Sanctions, (b) any Person located, organized, operating or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or (c) any other relevant sanctions authority.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including subordinated and contingent liabilities, of such Person; (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts and liabilities, including subordinated and contingent liabilities as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that would reasonably be expected to become an actual or matured liability.

“SOFR” shall mean a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Borrowing” shall mean a Revolving Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“SOFR Loan” shall mean a Revolving Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Base Rate”.

“S&P” shall mean Standard & Poor's, a division of The McGraw-Hill Companies, Inc.

“Statutory Accounting Principles” means, with respect to any insurance company, statutory accounting principles prescribed or permitted by the National Association of Insurance Commissioners and, as applicable, the state department of insurance of the state of domicile of such insurance company for the preparation of financial statements and reports by insurance companies of the same type as such insurance company.

“Subordinated Debenture Indentures” means, collectively, (i) that certain Indenture, dated as of December 4, 2002, by the Borrower, as issuer, and State Street Bank and Trust Company of Connecticut, National Association, as trustee, and (ii) that certain Indenture, dated as of May 15, 2003, by the Borrower, as issuer, and U.S. Bank National Association, as trustee.

“Subsidiary” shall mean, with respect to any Person (the “parent”) at any date, any corporation, partnership, joint venture, limited liability company, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, partnership, joint venture, limited liability company, association or other entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (ii) that is, as of such date, otherwise controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.  Unless otherwise indicated, all references to “Subsidiary” hereunder shall mean a Subsidiary of the Borrower.

“Swap Obligation” shall mean any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees, charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term SOFR” shall mean,

(a)      for any calculation with respect to a SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b)      for any calculation with respect to a Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “Base Rate Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided that if as of 5:00 p.m. on any Base Rate Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Base Rate Term SOFR Determination Day.

“Term SOFR Adjustment” shall mean a percentage equal to 0.10% per annum.

“Term SOFR Administrator” shall mean the CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Lender in its reasonable discretion).

“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.

“Trading with the Enemy Act” shall mean the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§ 1 et seq.), as amended and in effect from time to time.

“Type”, when used in reference to a Revolving Loan, refers to whether the rate of interest on such Revolving Loan is determined by reference to Adjusted Term SOFR or the Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Georgia.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“United States” or “U.S.” shall mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

Section 1.2.       Accounting Terms and Determination.  Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited consolidated financial statements delivered pursuant to Section 6.1(a).  Notwithstanding any other provision contained herein, any lease that is (or would have been) treated as an operating lease for purposes of GAAP as of December 31, 2018, shall continue to be treated as an operating lease for purposes of this Agreement regardless of any change in GAAP following December 31, 2018, that would otherwise require such lease to be recharacterized (on a prospective or retroactive basis or otherwise) as a finance lease.

Section 1.3.         Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  In the computation of periods of time from a specified date to a later specified date, the word “from” shall mean “from and including” and the word “to” shall mean “to but excluding”.  Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as it was originally executed or as it may from time to time be amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, (iii) the words “hereof”, “herein” and “hereunder” and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular provision hereof, (iv) all references to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles, Sections, Exhibits and Schedules to this Agreement and (v) all references to a specific time shall be construed to refer to the time in the city and state of the Lender’s principal office, unless otherwise indicated.

Section 1.4.       Rates.  The Lender does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes.  The Lender and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Lender may select information sources or services in its reasonable discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, the Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II
AMOUNT AND TERMS OF THE COMMITMENTS

Section 2.1.        Revolving Loans.  Subject to and upon the terms and conditions herein set forth, (i) the Lender hereby establishes in favor of the Borrower a revolving credit facility pursuant to which the Lender agrees from time to time to make Revolving Loans to the Borrower during the Availability Period in an aggregate principal amount outstanding at any time that will not result in the Lender’s Revolving Credit Exposure exceeding the Lender’s Revolving Commitment.  During the Availability Period, the Borrower shall be entitled to borrow, prepay and reborrow Revolving Loans in accordance with the terms and conditions of this Agreement; provided that the Borrower may not borrow or reborrow should there exist a Default or Event of Default.

Section 2.2.      Procedure for Revolving Borrowings.  The Borrower shall give the Lender written notice (or telephonic notice promptly confirmed in writing) of each Revolving Borrowing (other than Revolving Borrowings pursuant to Section 2.11), substantially in the form of Exhibit B attached hereto (a “Notice of Revolving Borrowing”), prior to 11:00 a.m. one (1) Business Day prior to the requested date of such Credit Event.

Section 2.3.         [Reserved].

Section 2.4.         Funding of Borrowings.  The Lender will make available Revolving Loans to be made by it hereunder on the proposed date by promptly crediting the amount thereof to an account maintained by the Borrower with the Lender or, at the Borrower’s option, by effecting a wire transfer of such amounts to an account designated by the Borrower to the Lender.

Section 2.5.        Optional Reduction and Termination of Commitments.  Upon at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Lender (which notice shall be irrevocable), the Borrower may reduce the Revolving Commitment in part or terminate the Revolving Commitment in whole; provided that no such reduction shall be permitted which would reduce the Revolving Commitment to an amount less than the outstanding Revolving Credit Exposure of the Lender.

Section 2.6.         Evidence of Indebtedness.  All Revolving Loans hereunder and interest thereon shall be evidenced by the Revolving Loan Note.

Section 2.7.        Repayment of Loans.  The outstanding principal amount of all Revolving Loans shall be due and payable in full on the Revolving Commitment Termination Date.  Accrued and unpaid interest shall be due and payable on each Interest Payment Date.  Advances under this Agreement shall be recorded and maintained by the Lender in its internal records and such records shall be conclusive of the principal and interest owed by Borrower unless there is a material error in such records.

Section 2.8.         Mandatory Prepayments of Loans.

(a)         Revolving Loans.  If at any time the aggregate Revolving Credit Exposure of the Lender exceeds the Revolving Commitment, as reduced pursuant to Section 2.5 or otherwise, the Borrower shall immediately repay the Revolving Loans in an amount equal to such excess, together with all accrued and unpaid interest on such excess amount.

(b)         [Reserved].

(c)        Proceeds of Issuances of Indebtedness.  Immediately upon receipt by Borrower or any Subsidiary of any proceeds from any issuance of Indebtedness (other than Indebtedness permitted by Section 8.1) by Borrower or such Subsidiary, Borrower shall prepay the Revolving Loans and the other Obligations in an amount equal to all such proceeds, net of reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates).  Any such prepayment shall be applied in accordance with Section 2.8(f).

(d)         Asset Dispositions.  Immediately upon receipt by Borrower or any Subsidiary of any proceeds of any sale or disposition by Borrower or any Subsidiary of any of its assets (other than asset sales or dispositions permitted under Section 8.11), Borrower shall prepay the Obligations in an amount equal to all such proceeds, net of commissions and other reasonable and customary transaction costs, fees and expenses properly attributable to such transaction and payable by Borrower in connection therewith (in each case, paid to non-Affiliates).  Any such prepayment shall be applied in accordance with Section 2.8(f).

(e)         Transfer of Capital Stock or Substantial Assets of American Southern or Bankers Fidelity Life.  Immediately upon the consummation of any conveyance, sale, transfer, lease, assignment or other disposition of any portion of the Capital Stock of, or substantially all of the assets of, American Southern or Bankers Fidelity Life, Borrower shall prepay the then outstanding Obligations in their entirety.

(f)         Application of Prepayments.  Any prepayments made by Borrower pursuant to clause (c) or clause (d) of this Section 2.8 shall be applied as follows: first, to Lender’s fees and reimbursable expenses then due and payable pursuant to any of the Loan Documents; second, to interest then due and payable hereunder; and third, to the principal balance of the Revolving Loans, until the same shall have been paid in full.

Section 2.9.         Interest on Loans.

(a)        Except as otherwise provided in this Agreement, the Borrower shall pay interest upon the unpaid principal balance of the outstanding Revolving Loans at a rate per annum equal to Adjusted Term SOFR for the applicable Interest Period in effect for such Revolving Loan, plus 2.00%.

(b)        Interest on the principal amount of all Revolving Loans shall accrue from and including the date such Revolving Loans are made to but excluding the date of any repayment thereof.  Accrued and unpaid interest shall be due and payable on each Interest Payment Date.

(c)        The Lender shall determine each interest rate applicable to the Revolving Loans hereunder and shall promptly notify the Borrower of such rate in writing (or by telephone, promptly confirmed in writing).  Any such determination shall be conclusive and binding for all purposes, absent manifest error.

(d)      In connection with the use or administration of Term SOFR, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.  The Lender will promptly notify the Borrower of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

Section 2.10.       Fees.

(a)       Upfront Fee.  The Borrower agrees to pay to the Lender an upfront fee on the Closing Date in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000), which upfront fee shall be fully-earned on the Closing Date and shall be non-refundable.

(b)         Arranger Fee.  The Borrower agrees to pay to the Lender an arranger fee on the First Amendment Effective Date in the amount of One Hundred Thousand and No/100 Dollars ($100,000), which arranger fee shall be fully-earned on the First Amendment Effective Date and shall be non-refundable.

(c)        Facility Fee.  The Borrower agrees to pay to the Lender a facility fee, which shall accrue at a rate of 0.20% per annum on the daily amount of the unused Revolving Commitment during the Availability Period; provided that if Lender continues to have any Revolving Credit Exposure after the Revolving Commitment Termination Date, then the facility fee shall continue to accrue on the daily amount of such Revolving Credit Exposure from and after the Revolving Commitment Termination Date to the date that all of Lender’s Revolving Credit Exposure has been paid in full.  Accrued fees under this Section 2.10(c) shall be payable monthly in arrears on the last day of each calendar month, commencing on March 31, 2024, and on the Revolving Commitment Termination Date; provided that any such fees accruing after the Revolving Commitment Termination Date shall be payable on demand.

(d)       Amendment Fee.  The Borrower agrees to pay to the Lender an amendment fee on the First Amendment Effective Date in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000), which amendment fee shall be fully-earned on the First Amendment Effective Date and shall be non-refundable.

Section 2.11.       Computation of Interest and Fees.  Interest hereunder based on the Lender’s prime lending rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and all fees hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).  Each determination by the Lender of an interest rate or fee hereunder shall be made in good faith and, except for manifest error, shall be final, conclusive and binding for all purposes.

Section 2.12.       Additional Costs.

(a)         If any Change in Law shall:

(i)      impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement) (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by the Lender;

(ii)      subject the Lender to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii)       impose on the Lender any other condition affecting this Agreement or any Revolving Loans made by the Lender;

and the result of any of the foregoing is to increase the cost to the Lender of making, converting into, continuing or maintaining a Revolving Loan or to reduce the amount received or receivable by the Lender hereunder (whether of principal, interest or any other amount), then, from time to time, the Lender may provide the Borrower with written notice and demand with respect to such increased costs or reduced amounts, and within five (5) Business Days after receipt of such notice and demand the Borrower shall pay to the Lender such additional amounts as will compensate the Lender for any such increased costs incurred or reduction suffered.

(b)        If the Lender shall have determined that on or after the date of this Agreement any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on the Lender’s capital (or on the capital of the Lender’s holding company, the “Parent Company”) as a consequence of its obligations hereunder to a level below that which the Lender or the Parent Company could have achieved but for such Change in Law (taking into consideration the Lender’s policies or the policies of the Parent Company with respect to capital adequacy and liquidity) then, from time to time, the Lender may provide the Borrower with written notice and demand with respect to such reduced amounts, and within five (5) Business Days after receipt of such notice and demand, Borrower shall pay to the Lender such additional amounts as will compensate the Lender or the Parent Company for any such reduction suffered.

(c)        A certificate of the Lender setting forth the amount or amounts necessary to compensate the Lender or the Parent Company, as the case may be, specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive, absent manifest error.

(d)        Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

Section 2.13.       Inability to Determine Interest Rates; Benchmark Replacement Setting.

(a)       Inability to Determine SOFR.  Subject to paragraphs (b) through (f) below, if, prior to the commencement of any Interest Period for any SOFR Loan, the Lender shall have determined (which determination shall be conclusive absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, then the Lender shall give written notice thereof (or telephonic notice, promptly confirmed in writing) to the Borrower as soon as practicable thereafter.  Upon notice thereof by the Lender to the Borrower, any obligation of the Lender to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans or affected Interest Periods) until the Lender revokes such notice.  Upon receipt of such notice, the Borrower may revoke any pending request for a borrowing of or continuation of SOFR Loans or, failing that, will be deemed to have converted such request into a request for Base Rate Loans in the amount specified therein.  Subject to paragraphs (b) through (f) below, if the Lender determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Lender without reference to clause (iii) of the definition of “Base Rate” until the Lender revokes such determination.

(b)         Benchmark Replacement.

(i)      Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Borrower without any amendment to, or further action or consent of any other party to, this Agreement.  If the Benchmark Replacement is based on Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(c)         Conforming Changes.  In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Lender will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)       Notices; Standards for Decisions and Determinations.  The Lender will promptly notify the Borrower of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement.  The Lender will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.13(e) and (y) the commencement of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Lender pursuant to this Section 2.13, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.13.

(e)         Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Lender in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Lender may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)        Benchmark Unavailability Period.  Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Base Rate.

Section 2.14.      Default Rate; Other Fees.  If (a) any portion of a payment is at least ten (10) days past due or (b) any Event of Default (other than pursuant to Section 9.1(a)) has occurred and is continuing for more than ten (10) days, then the Borrower agrees (i) with respect any event described in the foregoing clause (a), to pay a late charge to the Lender equal to 2.00% of the amount which is past due or (ii) with respect any event described in the foregoing clause (b), that after the expiration of such ten (10) day period and so long as the applicable Event of Default is continuing, at the request of the Lender in its sole discretion, the Borrower shall pay interest with respect to all SOFR Loans at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for such SOFR Loans for the then-current Interest Period until the last day of such Interest Period, and thereafter, and with respect to all Base Rate Loans, at the rate per annum equal to 200 basis points above the otherwise applicable interest rate for Base Rate Loans.  All additional amounts at any time owing by Borrower pursuant to the immediately preceding sentence shall be payable on demand. Unless prohibited by applicable law, the Borrower agrees to pay the fee established by the Lender from time to time for returned checks, wire transfer of funds, or chargeback of an ACH, if a payment is made on this Agreement and is dishonored or is otherwise determined to be uncollectible, whether for insufficient funds or for any other reason, and without regard to the timeliness of the return, chargeback, adjustment, or notice of nonpayment.

Section 2.15.      Illegality.  If any Change in Law shall make it unlawful or impossible for the Lender to perform any of its obligations hereunder, to make, maintain or fund any SOFR Loan or to or to determine or charge interest rates based upon SOFR, the Term SOFR Reference Rate or Term SOFR, the Lender shall promptly give notice thereof to the Borrower, whereupon until the Lender notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligation of the Lender to make SOFR Loans, or to continue or convert outstanding Revolving Loans as or into SOFR Loans, shall be suspended and (ii) the Base Rate shall, if necessary to avoid such illegality, be determined by the Lender without reference to clause (iii) thereof.  In the case of the making of a SOFR Loan, the Lender’s Revolving Loan shall be made as a Base Rate Loan as part of the same Revolving Loan for the same Interest Period and, if the affected SOFR Loan is then outstanding, such Revolving Loan shall be converted to a Base Rate Loan either (i) on the last day of the then current Interest Period applicable to such SOFR Loan if the Lender may lawfully continue to maintain such Revolving Loan to such date or (ii) immediately if the Lender shall determine that it may not lawfully continue to maintain such SOFR Loan to such date (and in each instance the Base Rate shall, if necessary to avoid such illegality, bet determined by the Lender without reference to clause (iii) thereof).

Section 2.16.     Funding Indemnity.  In the event of (a) the payment of any principal of a SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion or continuation of a SOFR Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure by the Borrower to borrow, prepay, convert or continue any SOFR Loan on the date specified in any applicable notice (regardless of whether such notice is withdrawn or revoked, except in the case of prepayment notices conditioned on the consummation of a transaction), then, in any such event, the Borrower shall compensate the Lender, within five (5) Business Days after written demand from the Lender, for any loss, cost or expense attributable to such event.  In the case of a SOFR Loan, such loss, cost or expense shall be deemed to include an amount determined by the Lender to be the excess, if any, of (A) the amount of interest that would have accrued on the principal amount of such SOFR Loan if such event had not occurred at Adjusted Term SOFR applicable to such SOFR Loan for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such SOFR Loan) over (B) the amount of interest that would accrue on the principal amount of such SOFR Loan for the same period if Adjusted Term SOFR were set on the date such SOFR Loan was prepaid or converted or the date on which the Borrower failed to borrow, convert or continue such SOFR Loan.  A certificate as to any additional amount payable under this Section submitted to the Borrower by the Lender shall be conclusive, absent manifest error.

ARTICLE III
[RESERVED]

ARTICLE IV
CONDITIONS PRECEDENT TO REVOLVING LOANS

Section 4.1.         Conditions of Initial Credit Event.  The obligation of the Lender to make any initial Revolving Loans under this Agreement is subject to the satisfaction of the following conditions:

(a)         The Lender shall have received payment of all fees, expenses and other amounts due and payable on or prior to the Closing Date, in the case of expenses only, to the extent invoiced at least three (3) Business Days prior to the date of initial Revolving Loans;

(b)         The Lender (or its counsel) shall have received the following, each to be in form and substance satisfactory to the Lender:

(i)       (x) A counterpart of this Agreement signed by or on behalf of each party hereto or written evidence satisfactory to the Lender (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement, and (y) the Revolving Loan Note and each other Loan Document, duly executed by each party thereto;

(ii)      A certificate of the Secretary or Assistant Secretary of Borrower, attaching and certifying copies of its bylaws and of the resolutions of its board of directors or other equivalent governing body authorizing the execution, delivery and performance of the Loan Documents and certifying the name, title and true signature of each officer of Borrower executing the Loan Documents;

(iii)     Certified copies of the articles or certificate of incorporation, of the Borrower, together with certificates of good standing or existence, as may be available from the Secretary of State of the jurisdiction of organization of the Borrower;

(iv)     At least five (5) days prior to the date of this Agreement (or such later date as Lender shall agree to in writing), all documentation and other information required by bank regulatory authorities or reasonably requested by the Lender under or in respect of applicable “know your customer” and anti-money laundering legal requirements including the Patriot Act and, if Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to Borrower;

(v)      Certificates of insurance, in form and detail acceptable to the Lender, describing the types and amounts of insurance (property and liability) maintained by the Borrower;

(vi)      Evidence reasonably satisfactory to the Lender demonstrating a Debt to Capital Ratio of no greater than 35%; and

(vii)     Such other documents, certificates, information or legal opinions as the Lender may reasonably request.

(c)         Since December 31, 2020, there shall have been no event or occurrence which has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.2.       Conditions to Each Credit Event.  The obligation of the Lender to make a Revolving Loan (including any initial Revolving Loans) on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

(a)        At the time of and immediately after giving effect to such Borrowing, no Default or Event of Default shall exist;

(b)        At the time of and immediately after giving effect to such Borrowing, all representations and warranties of the Borrower set forth in the Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) at such time (or to the extent related specifically to a specific prior date, as of such date); and

(c)         The Borrower shall have delivered the required Notice of Revolving Borrowing.

Each Borrowing shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in this Section.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lender as of the Closing Date and as of the date of each Credit Event as follows:

Section 5.1.       Existence; Power.  The Borrower and each of its Subsidiaries (i) is duly organized, validly existing and in good standing as a corporation, partnership or limited liability company (as applicable) under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to carry on its business as now conducted, and (iii) is duly qualified to do business, and is in good standing, in each jurisdiction where such qualification is required, except where a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.

Section 5.2.       Organizational Power; Authorization.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party are within the Borrower’s organizational powers and has been duly authorized by all necessary organizational and, if required, shareholder, partner or member action.  This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document to which it is a party, when executed and delivered by the Borrower, will constitute, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

Section 5.3.       No Conflicts.  The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party (a) does not require any consent or approval of, registration or filing with, or any action by, or any Governmental Approval from, any Governmental Authority, except those as have been obtained or made and are in full force and effect, (b) will not violate any material requirement of law applicable to the Borrower or any of its Subsidiaries or any judgment, order or ruling of any Governmental Authority, (c) will not violate or result in a default under any contractual obligation of the Borrower or any of its Subsidiaries or any of its assets or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, which in any such case under clauses (a), (b) and (c) above could reasonably be expected to result in an Event of Default, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries, except Liens (if any) created under the Loan Documents.

Section 5.4.       Financial Statements; No Material Adverse Effect.  All quarterly and annual financial statements provided by the Borrower to the Lender hereunder or in connection herewith fairly present the financial condition of the Borrower and its Subsidiaries as of the dates indicated therein and the results of operations for such periods in conformity with GAAP, consistently applied, subject to year-end audit adjustments and the absence of footnotes in the case of monthly financial statements.  Since December 31, 2022, there has been no change which has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.5.         Litigation and Environmental Matters.

(a)        No litigation, investigation or proceeding of or before any arbitrators or Governmental Authorities is pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination that could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect or (ii) which in any manner draws into question the validity or enforceability of this Agreement or any other Loan Document.

(b)        Except as could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 5.6.       Compliance with Laws and Agreements.  The Borrower and each of its Subsidiaries is in compliance with (a) all requirements of law and all judgments, decrees and orders of any Governmental Authority and (b) the Subordinated Debenture Indentures, and all other indentures, agreements or other instruments binding upon it or its properties, except in the case of clauses (a) and (b) above, where non-compliance, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.7.        Governmental Approvals.  The Borrower and each of its Subsidiaries has all Governmental Approvals necessary for the ownership of its assets and conduct of its business as presently conducted.

Section 5.8.        Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” or is “controlled” by an “investment company”, as such terms are defined in, or subject to regulation under, the Investment Company Act of 1940, as amended and in effect from time to time, or (b) otherwise subject to any other regulatory scheme limiting its ability to incur debt or requiring any approval or consent from, or registration or filing with, any Governmental Authority in connection therewith.

Section 5.9.        Taxes.  The Borrower and its Subsidiaries and each other Person for whose taxes the Borrower or any of its Subsidiaries could become liable have timely filed or caused to be filed all Federal income tax returns and all other material tax returns that are required to be filed by them, and have paid all taxes shown to be due and payable on such returns or on any assessments made against it or its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority, except where the same are currently being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as the case may be, has set aside on its books adequate reserves in accordance with GAAP.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of such taxes are adequate, and no tax liabilities that could be materially in excess of the amount so provided are anticipated.

Section 5.10.      Margin Regulations.  None of the proceeds of any of the Revolving Loans will be used, directly or indirectly, for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of such terms under Regulation U in violation of the provisions of Regulation T, Regulation U or Regulation X, or for any purpose that violates the provisions of Regulation T, Regulation U or Regulation X.  Neither the Borrower nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying “margin stock”.

Section 5.11.       Ownership of Property; Insurance.

(a)        Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all of its real and personal property material to the operation of its business, including all such properties reflected in the most recent audited balance sheet of the Borrower delivered to the Lender or purported to have been acquired by the Borrower or any of its Subsidiaries after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement.  All leases that individually or in the aggregate are material to the business or operations of the Borrower and its Subsidiaries are valid and subsisting and are in full force.

(b)        Each of the Borrower and its Subsidiaries owns, or is licensed or otherwise has the right to use, all patents, trademarks, service marks, trade names, copyrights and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe in any material respect on the rights of any other Person.

(c)       The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrower, in such amounts with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or any applicable Subsidiary operates.

Section 5.12.     Disclosure.  The Borrower has disclosed to the Lenders all agreements, instruments, and corporate or other restrictions to which the Borrower or any of its Subsidiaries is subject, and all other matters known to any of them, that, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by any other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, taken as a whole in light of the circumstances under which they were made, not misleading; provided that, with respect to any projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being understood that projections by their nature are uncertain and no assurance is given that the results reflected in such projections will be achieved.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all respects.

Section 5.13.    Labor Relations.  There are no strikes, lockouts or other material labor disputes or grievances against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries, and no significant unfair labor practice charges or grievances are pending against the Borrower or any of its Subsidiaries, or, to the Borrower’s knowledge, threatened against any of them before any Governmental Authority.  All payments due from the Borrower or any of its Subsidiaries pursuant to the provisions of any collective bargaining agreement have been paid or accrued as a liability on the books of the Borrower or any such Subsidiary, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

Section 5.14.     Subsidiaries.  All of the Subsidiaries of the Borrower as of the Closing Date are listed on Schedule 5.14 attached hereto.  All of the authorized, issued and outstanding Capital Stock of each of each such Subsidiaries is owned by the Person or Persons as is set forth on Schedule 5.14 attached hereto.  There are no pre-emptive or other outstanding rights, options, warrants, conversion rights or other similar agreements or understandings for the purchase or acquisition of any Capital Stock of any Subsidiary of Borrower.

Section 5.15.      Solvency.  After giving effect to the execution and delivery of the Loan Documents and the making of any Revolving Loans under this Agreement, (i) each of the Borrower, American Southern and Bankers Fidelity Life is Solvent, and (b) the Borrower and its Subsidiaries, taken as a whole, are Solvent.

Section 5.16.      Senior Indebtedness under Subordinated Debenture Indentures.  All of the Obligations constitute “Senior Indebtedness”, as such term is defined in each of the Subordinated Debenture Indentures.

Section 5.17.       Anti-Corruption Laws and Sanctions.

(a)       None of the Borrower or any of its Subsidiaries or any of their respective directors, officers, employees or, to the knowledge of the Borrower or such Subsidiary, agents or affiliates, is a Sanctioned Person.

(b)        The Borrower, its Subsidiaries and their respective directors, officers and employees and, to the knowledge of the Borrower, the agents of the Borrower and its Subsidiaries, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions.  The Borrower and its Subsidiaries have instituted and maintain policies and procedures designed to ensure continued compliance with applicable Sanctions and Anti-Corruption Laws.

ARTICLE VI
AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 6.1.         Financial Statements and Other Information.  The Borrower will deliver to the Lender:

(a)        as soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year of the Borrower, a copy of the annual audited report for such Fiscal Year for the Borrower and its Subsidiaries, containing consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows (together with all footnotes thereto) of the Borrower and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and reported on by independent public accountants acceptable to the Lender (without a “going concern” or like qualification, exception or explanation and without any qualification or exception as to the scope of such audit) to the effect that such financial statements present fairly in all material respects the financial condition and the results of operations of the Borrower and its Subsidiaries for such Fiscal Year on a consolidated basis in accordance with GAAP and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(b)        as soon as available and in any event within forty five (45) days after the end of each Fiscal Quarter of the Borrower (except for the Fiscal Quarter ending on December 31 of each year, which shall be delivered as soon as available but in any event no later than the earlier to occur of (x) one hundred twenty (120) days after the end of such Fiscal Quarter and (y) the date on which the annual consolidated financial statements required under Section 6.1(a) for the Fiscal Year ending on the same date as such Fiscal Quarter end have been delivered), an unaudited, internally-prepared, consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter and the related unaudited consolidated statements of income (specifying, among other things, depreciation and interest expense) of the Borrower and its Subsidiaries for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding Fiscal Quarter and the corresponding portion of the Borrower’s previous Fiscal Year;

(c)        as soon as available and in any event within forty five (45) days after the end of each Fiscal Quarter of the Borrower (except for the Fiscal Quarter ending on December 31 of each year, which shall be delivered concurrently with the quarterly consolidated financial statements required under Section 6.1(b) for such Fiscal Quarter), a Compliance Certificate signed by the principal executive officer or the principal financial officer of the Borrower (i) certifying as to whether there exists a Default or Event of Default on the date of such certificate and, if a Default or an Event of Default then exists, specifying the details thereof and the action which the Borrower has taken or proposes to take with respect thereto, (ii) setting forth in reasonable detail calculations demonstrating compliance with the financial covenants set forth in Article VII, (iii) specifying any change in the identity of the Subsidiaries as of the end of such Fiscal Quarter from the Subsidiaries identified to the Lender on the Closing Date or the date of the most recent Compliance Certificate, as applicable, and (v) stating whether any change in GAAP or the application thereof has occurred since the Closing Date or the date of the most recent Compliance Certificate, as applicable, and, if any change has occurred, specifying the effect of such change on the financial statements accompanying such Compliance Certificate; and

(d)        promptly following any request therefor, such other information regarding the results of operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Lender may reasonably request.

Section 6.2.         Notices of Material Events.  The Borrower will furnish to the Lender prompt written notice of the following:

(a)         the occurrence of any Default or Event of Default;

(b)        the filing or commencement of, or any material development in, any action, suit or proceeding by or before any arbitrator or Governmental Authority against or, to the knowledge of the Borrower, affecting the Borrower or any of its Subsidiaries;

(c)        the occurrence of any event or any other development by which the Borrower or any of its Subsidiaries (i) fails to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) becomes subject to any Environmental Liability, (iii) receives notice of any claim with respect to any Environmental Liability, or (iv) becomes aware of any basis for any Environmental Liability;

(d)        the occurrence of any default or event of default, or the receipt by the Borrower or any of its Subsidiaries of any written notice of an alleged default or event of default, with respect to any Indebtedness of the Borrower or any of its Subsidiaries in a principal amount in excess of $1,000,000;

(e)         promptly and in any event at least five (5) Business Days prior thereto (or such shorter period of time as the Lender shall agree in its sole discretion), notice of any change (i) in the Borrower’s legal name, (ii) in the Borrower’s chief executive office, its principal place of business, any office in which it maintains books or records, (iii) in the Borrower’s identity or legal structure, (iv) in the Borrower’s federal taxpayer identification number or organizational number, (v) in the Borrower’s jurisdiction of organization;

(f)        any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification;

(g)        copies of any notices received by the Borrower pursuant to or in connection with either of the Indentures to the extent such notice relates to the occurrence of a breach, default or other act on non-compliance with respect to either such Indenture, or to any payments or payment terms of the debentures issued thereunder; and

(h)        any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice or other document delivered under this Section shall be accompanied by a written statement of an officer of the Borrower setting forth the details of the event or development requiring such notice or other document and any action taken or proposed to be taken with respect thereto.

Section 6.3.        Existence; Conduct of Business.  The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence and its respective rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that nothing in this Section shall prohibit any merger, consolidation, liquidation or dissolution permitted under Section 8.3.

Section 6.4.      Compliance with Laws.  The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and requirements of any Governmental Authority applicable to its business and properties, including, without limitation, all Environmental Laws, ERISA and OSHA and all requirements of any Governmental Approvals material to the Borrower and its Subsidiaries and their respective businesses, except in each case where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 6.5.        Payment of Taxes.  The Borrower will, and will cause each of its Subsidiaries to, pay and discharge at or before maturity or when due all taxes, assessments and other governmental charges, levies and all other claims that could result in a statutory Lien before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect.

Section 6.6.       Books and Records.  The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities to the extent necessary to prepare the consolidated financial statements of the Borrower in conformity with GAAP.

Section 6.7.      Visitation and Inspection.  The Borrower will, and will cause each of its Subsidiaries to, permit any representative of the Lender to visit and inspect its properties, to examine its books and records and to make copies and take extracts therefrom, and to discuss its affairs, finances and accounts with any of its officers and with its independent certified public accountants, all at such reasonable times during normal business hours (or at any time during the existence of an Event of Default) and as often as the Lender may reasonably request after rea-sonable prior notice to the Borrower; provided that if an Event of Default has occurred and is continuing, no prior notice shall be required; provided, further, that so long as no Event of Default then exists, the Lender shall be limited to one such visit during each Fiscal Year of the Borrower.

Section 6.8.        Maintenance of Properties; Insurance.  The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, (b) maintain with financially sound and reputable insurance companies which are not Affiliates of the Borrower insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damage of the kinds customarily insured against by companies in the same or similar businesses operating in the same or similar locations (including, in any event, flood insurance if requested by the Lender), and will, upon request of the Lender, furnish to the Lender at reasonable intervals a certificate of an officer of the Borrower setting forth the nature and extent of all insurance maintained by the Borrower and its Subsidiaries in accordance with this Section, and (c) at all times shall name the Lender as additional insured on all liability policies of the Borrower and its Subsidiaries.

Section 6.9.        Use of Proceeds; Margin Regulations.  The Borrower will use the proceeds of all Revolving Loans for working capital needs and for other general corporate purposes of the Borrower and its Subsidiaries.  No part of the proceeds of any Revolving Loan will be used, whether directly or indirectly, for any purpose that would violate any rule or regulation of the Board of Governors of the Federal Reserve System, including Regulation T, Regulation U or Regulation X.  The Borrower will not request any Borrowing, and the Borrower shall not use, and the Borrower shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 6.10.      Casualty and Condemnation.  The Borrower will furnish to the Lender prompt written notice of any casualty or other insured damage to any material portion of any assets of the Borrower or the commencement of any action or preceding for the taking of any material portion of any assets of the Borrower or any part thereof or interest therein under power of eminent domain or by condemnation or similar proceeding.

Section 6.11.      Governmental Approvals.  The Borrower shall, and shall cause its Subsidiaries to, obtain and keep in full force and effect, all of the material Governmental Approvals necessary for the performance by Borrower and its Subsidiaries of their respective businesses and obligations, including the obligations of the Borrower under the Loan Documents.

Section 6.12.       Primary Deposit Accounts. Borrower shall, and shall cause its Subsidiaries to, maintain with Lender all of their primary deposit accounts.

ARTICLE VII
FINANCIAL COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or any Obligation remains unpaid or outstanding:

Section 7.1.       Debt to Capital Ratio.  The Borrower will not permit, as of the last day of each Fiscal Quarter, Consolidated Indebtedness at such time to exceed 35% of Consolidated Capitalization at such time.  Borrower shall demonstrate compliance with such requirement quarterly.

Section 7.2.        Consolidated Net Worth.  The Borrower will not permit its Consolidated Net Worth at any time to be less than $64,184,900.00.  Borrower shall demonstrate compliance with such requirement quarterly.

ARTICLE VIII
NEGATIVE COVENANTS

The Borrower covenants and agrees that so long as the Lender has a Revolving Commitment hereunder or any Obligation remains outstanding:

Section 8.1.       Indebtedness and Guarantees.  The Borrower will not create, incur, assume or suffer to exist any Indebtedness or any Guarantees or endorsements of any Indebtedness, except Permitted Indebtedness.

Section 8.2.         Liens.  The Borrower will not create, incur, assume or permit any Lien on any of its assets, except Permitted Liens.

Section 8.3.         Fundamental Changes.

(a)         The Borrower will not, and will not permit any of its Subsidiaries to, merge into or consolidate into any other Person, or permit any other Person to merge into or consolidate with any such Person, or acquire all or substantially all of the Capital Stock or property of another Person, or sell, lease, transfer or otherwise dispose of (in a single transaction or a series of transactions) all or substantially all of any of their respective assets (in each case, whether now owned or hereafter acquired) or all or substantially all of the stock of any of their Subsidiaries (in each case, whether now owned or hereafter acquired) or liquidate or dissolve, other than:  (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries, provided that the Borrower is the surviving corporation, or (ii) a merger or consolidation solely between or among two or more Subsidiaries of the Borrower, provided that if American Southern or Bankers Fidelity Life is involved in such merger or consolidation, American Southern or Bankers Fidelity Life, as applicable, is the surviving corporation, or (iii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower, American Southern, Bankers Fidelity Life or, in a merger in which the Borrower, American Southern or Bankers’ Fidelity Life is not a party, a Subsidiary of the Borrower is the surviving entity, or (iv) the liquidation or dissolution of any Subsidiary of the Borrower (other than American Southern or Bankers Fidelity Life) so long as either (A) such Subsidiary owns no assets at the time of such liquidation or dissolution or (B) any assets owned by such Subsidiary are transferred to the Borrower or another Subsidiary prior to such liquidation or dissolution.

(b)        The Borrower will not, and will not permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by the Borrower and its Subsidiaries on the date hereof and businesses reasonably related or ancillary thereto.

Section 8.4.      Investments, Loans. The Borrower will not purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Capital Stock, evidence of Indebtedness or other securities (including any option, warrant, or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person (all of the foregoing being collectively called “Investments”), or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person that constitute a business unit, except:  (a) Permitted Investments; (b) Guarantees permitted by Section 8.1; (c) Acquisitions in an aggregate amount not to exceed $10,000,000 during the term of this Agreement, so long as at the time of any such Acquisition, no Default or Event of Default then exists and the Borrower is in compliance with the covenant set forth in Section 7.1 on a pro forma compliance, after giving effect to such Acquisition; (d) advances made to insurance agents in the ordinary course of business; (e) deposits required by government agencies and public utilities; (f) Investments by the Borrower in its wholly-owned Subsidiaries; (g) Investments made by the Borrower in the Statutory Trust I or the Statutory Trust II in connection with the Subordinated Debenture Indentures; and (h) additional Investments in an aggregate outstanding amount not to exceed $5,000,000.

Section 8.5.       Restricted Payments.  The Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except: (i) dividends payable by the Borrower solely in interests of any class of its common equity, and (ii) so long as no Default or Event of Default then exists or would result therefrom, cash dividends, distributions and equity redemptions paid on the common or preferred equity of the Borrower.

Section 8.6.        Transactions with Affiliates.  The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except: (a) at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties; (b) transactions between or among the Borrower and any Subsidiary not involving any other Affiliates; and (c) any Restricted Payment permitted by Section 8.5.

Section 8.7.       Restrictive Agreements.  The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement that prohibits, restricts or imposes any condition upon (a) the ability of the Borrower to create, incur or permit any Lien upon any of its assets or properties, whether now owned or hereafter acquired, or (b) the ability of any of its Subsidiaries to pay dividends or other distributions with respect to its Capital Stock, to make or repay loans or advances to the Borrower or any other Subsidiary thereof, to Guarantee Indebtedness of the Borrower or any other Subsidiary thereof or to transfer any of its property or assets to the Borrower or any other Subsidiary thereof; provided that the foregoing shall not apply to (x) restrictions or conditions imposed by law or by this Agreement or any other Loan Document or any other agreement with the Lender or any of its Affiliates, and (y) restrictions and conditions contained in any agreement relating to Indebtedness or other obligations secured by Liens permitted under this Agreement if such restrictions and conditions apply only to the property or assets subject to such Liens.

Section 8.8.       Amendment to Material Documents.  The Borrower will not amend, modify or waive any of its rights under its certificate of incorporation, bylaws or other organizational documents, or either of the Subordinated Debenture Indentures, in any such case in any manner that would have a material and adverse effect on the Lender, the Borrower or any of its Subsidiaries.

Section 8.9.        Accounting Changes.  The Borrower will not, and will not permit any of its Subsidiaries to, make any significant change in accounting treatment or reporting practices, except as required or permitted by GAAP or Statutory Accounting Principles, or change the fiscal year of the Borrower or of any of its Subsidiaries, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Borrower.

Section 8.10.      Government Regulation.  The Borrower will not, and will not permit any of its Subsidiaries to, (a) be or become subject at any time to any law, regulation or list of any Governmental Authority of the United States (including, without limitation, the OFAC list) that prohibits or limits the Lender from making any advance or extension of credit to the Borrower or from otherwise conducting business with the Borrower, or (b) fail to provide documentary and other evidence of the identity of the Borrower as may be requested by the Lender at any time to enable the Lender to verify the identity of the Borrower or to comply with any applicable law or regulation, including, without limitation, Section 326 of the Patriot Act at 31 U.S.C. Section 5318.

Section 8.11.     Sale of Assets.  The Borrower will not, and will not permit any of its Subsidiaries to, convey, sell, lease, assign, transfer or otherwise dispose of any of its assets, business or property or, in the case of any Subsidiary, any shares of such Subsidiary’s Capital Stock, in each case whether now owned or hereafter acquired, to any Person other than the Borrower (or to qualify directors if required by applicable law), except (a) the sale or other disposition for fair market value of obsolete or worn out property or other property not necessary for operations disposed of in the ordinary course of business, (b) the sale of inventory and Permitted Investments in the ordinary course of business, (c) the sale or other disposition of assets of a Subsidiary of the Borrower to another wholly-owned Subsidiary of the Borrower, and (d) the sale or other disposition of assets so long as the Borrower or such Subsidiary receives not less than fair market value for such assets and at least 75% of the consideration received in connection with such sale or other disposition is in the form of cash; provided, that in the case of any conveyance, sale, lease, assignment transfer or other disposition of any portion of the Capital Stock of American Southern or Bankers Fidelity Life or any substantial portion of the assets of either of American Southern or Bankers Fidelity Life, then the Borrower shall immediately upon the consummation thereof repay the then outstanding Obligations in their entirety, and notwithstanding anything contained herein to the contrary, the Borrower may not thereafter reborrow any Revolving Loans without the prior written consent of the Lender.

Section 8.12.      Required Insurance Rating.  The Borrower shall not cause or permit, at any time during the term of this Agreement, either (a) the AM Best financial strength rating of American Southern to be lower that “A”, (b) the AM Best financial strength rating of Bankers Fidelity Life to be lower than “A-”, or (c) the AM Best long term issuer credit rating of the Borrower to be lower than “bbb-”.

Section 8.13.      Suspension or Cessation of Business Activities.  The Borrower will not, and will not permit American Southern or Bankers Fidelity Life to, cease or suspend its usual business activities for more than three (3) consecutive Business Days.

ARTICLE IX
EVENTS OF DEFAULT

Section 9.1.         Events of Default.  If any of the following events (each, an “Event of Default”) shall occur:

(a)         the failure by the Borrower to pay, whether by acceleration or otherwise, (i) any interest or fees owed under this Agreement or the Revolving Loan Note when due and such failure shall continue unremedied for a period of five (5) days thereafter or (ii) any principal amount owed under this Agreement or the Revolving Loan Note when due; or

(b)        any representation or warranty of the Borrower contained in this Agreement, any other Loan Document or any other agreement with the Lender or any of its Affiliates shall prove to be incorrect in any material respect at the time it was made (other than any representation or warranty that is expressly qualified by a material adverse effect or other materiality, in which case such representation or warranty shall prove to be incorrect in any respect); or

(c)       the Borrower shall (i) fail to observe or perform any covenant, obligation or agreement contained in Section 6.2, 6.3, 6.4, 6.5, 6.9, 6.11, 6.12, Article VII, Article VIII of this Agreement or (ii) fail to observe or perform any other covenant, obligation or agreement contained in this Agreement or in any other Loan Document and such failure shall continue unremedied for a period of more than thirty (30) days after the earlier to occur of notice thereof from the Lender to the Borrower and Borrower becoming aware of such failure; or

(d)         [reserved]; or

(e)         [reserved]; or

(f)         a Change in Control shall occur or exist; or

(g)         the Borrower or any of its Subsidiaries shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or any substantial part of the Borrower’s or any of its Subsidiaries’ property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (i) of this section (i), (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or such Subsidiary or for a substantial part of the Borrower’s or such Subsidiary’s assets, (iv) file an answer admitting the material allegations of a petition filed against the Borrower or such Subsidiary in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or

(h)        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any of its Subsidiaries or the Borrower or such Subsidiary’s debts, or any substantial part of the Borrower’s or such Subsidiary’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Borrower or any of its Subsidiaries or for a substantial part of the Borrower’s or such Subsidiary’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or

(i)         the entry of a judgment, award or order against the Borrower or any of its Subsidiaries either (i) in excess of $1,000,000 individually or in the aggregate, or (ii) results in or could reasonably be expected to result in a Material Adverse Effect, which in each case remains unstayed, unsatisfied or unbonded for sixty (60) days following the issuance of such judgment, award or order, or the issuance or service of any attachment, levy or garnishment, in each case with respect to amounts in excess of $1,000,000 individually or in the aggregate against the Borrower or any of its Subsidiaries or the property of the Borrower or any of its Subsidiaries or the repossession or seizure of property of the Borrower or any of its Subsidiaries valued in excess of $1,000,000 individually or in the aggregate; or

(j)          there shall occur or exist any breach or default or other event under any agreement to which Borrower or any of its Subsidiaries is a party with a third party or parties, either (x) resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness or to require the repurchase, redemption or prepayment of such Indebtedness, in any such case in an amount in excess of $1,000,000 individually or in the aggregate, or (y) that otherwise could reasonably be expected to result in a Material Adverse Effect;

then, and in every such event (other than an event with respect to the Borrower or any of its Subsidiaries described in subsection (g) or (h) of this Section) and at any time thereafter during the continuance of such event, the Lender may, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate the Revolving Commitment, whereupon the Revolving Commitment of the Lender shall terminate immediately, (ii) declare the principal of and any accrued interest on the Revolving Loans, and all other Obligations owing hereunder, to be, whereupon the same shall become, due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, (iii) exercise all remedies contained in any other Loan Document, and (iv) exercise any other remedies available at law or in equity; provided that, if an Event of Default specified in either subsection (g) or (h) shall occur, the Revolving Commitment shall automatically terminate and the principal of the Revolving Loans then outstanding, together with accrued interest thereon, and all fees and all other Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

In addition, upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized to provide any notices it deems necessary or appropriate in its sole discretion to protect, preserve and exercise the rights of a holder of “Senior Indebtedness” under either or both of the Subordinated Debenture Indentures.

ARTICLE X
MISCELLANEOUS

Section 10.1.          Notices.

(a)          Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications to any party herein to be effective shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail or telecopy, as follows:

To the Borrower:	Atlantic American Corporation
4370 Peachtree Road, NE
Atlanta, Georgia 30319
Attention: J. Ross Franklin
E-Mail: rfranklin@atlam.com

To the Lender:	Truist Bank
3333 Peachtree Rd.
Atlanta, Georgia 30326
Attention: Michael Landry
E-Mail: michael.landry@truist.com

Any party hereto may change its address, e-mail address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All such notices and other communications shall be effective upon actual receipt by the relevant Person or, if delivered by overnight courier service, upon the first Business Day after the date deposited with such courier service for overnight (next-day) delivery or, if sent by e-mail, upon transmission with a “return receipt requested” or similar function, or, if sent by telecopy, upon transmittal in legible form by facsimile machine or, if mailed, upon the third Business Day after the date deposited into the mail or, if delivered by hand, upon delivery; provided that notices delivered to the Lender shall not be effective until actually received by the Lender at its address specified in this Section.

(b)        Any agreement of the Lender herein to receive certain notices by telephone or facsimile is solely for the convenience and at the request of the Borrower.  The Lender shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the Borrower to give such notice and the Lender shall not have any liability to the Borrower or other Person on account of any action taken or not taken by the Lender in reliance upon such telephonic or facsimile notice.  The obligation of the Borrower to repay the Revolving Loans and all other Obligations hereunder shall not be affected in any way or to any extent by any failure of the Lender to receive written confirmation of any telephonic or facsimile notice or the receipt by the Lender of a confirmation which is at variance with the terms understood by the Lender to be contained in any such telephonic, e-mail or facsimile notice.

Section 10.2.       Waiver; Amendments.

(a)       No failure or delay by the Lender in exercising any right or power hereunder or under any other Loan Document, and no course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, preclude any other or further exercise thereof or the exercise of any other right or power hereunder or thereunder.  The rights and remedies of the Lender hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies provided by law.  No waiver of any provision of this Agreement or of any other Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by subsection (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  Without limiting the generality of the foregoing, the making of a Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Lender may have had notice or knowledge of such Default or Event of Default at the time.

(b)        No amendment or waiver of any provision of this Agreement or of the other Loan Documents, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Borrower and the Lender, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 10.3.       Expenses; Indemnification.

(a)       The Borrower shall pay (i) all reasonable, out-of-pocket costs and expenses of the Lender and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates, in connection with the preparation and administration of the Loan Documents and any amendments, modifications or waivers thereof (whether or not the transactions contemplated in this Agreement or any other Loan Document shall be consummated), including the reasonable fees, charges and disbursements of counsel for the Lender and its Affiliates, and (ii) all out-of-pocket costs and expenses (including, without limitation, the reasonable fees, charges and disbursements of outside counsel) incurred by the Lender in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section.

(b)       The Borrower shall indemnify the Lender and each Related Party of the Lender (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) a claim brought by the Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document.

(c)       The Borrower shall pay, and hold the Lender harmless from and against, any and all present and future stamp, documentary, and other similar taxes with respect to this Agreement and any other Loan Documents, any collateral described therein or any payments due thereunder, and save the Lender harmless from and against any and all liabilities with respect to or resulting from any delay or omission to pay such taxes.

(d)        To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to actual or direct damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated therein, any Revolving Loan or the use of proceeds thereof; provided, that nothing in this clause (d) shall relieve the Borrower of any obligation it may have to indemnify any Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e)         All amounts due under this Section shall be payable promptly after written demand therefor.

Section 10.4.       Successors and Assigns.

(a)        This Agreement shall apply to and bind the Borrower’s successors and permitted assigns and shall inure to the benefit of the Lender and its successors and assigns. Notwithstanding the foregoing, the Borrower shall not assign the Borrower’s rights or obligations under this Agreement or the other Loan Documents without the Lender’s prior written consent.

(b)         The Lender may, at any time, sell, transfer or assign this Agreement and any of the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”); provided that the sale, transfer or assignment of this Agreement and the other Loan Documents shall require the prior written consent of the Borrower, such consent not to be unreasonably withheld, conditioned or delayed; provided, further that notwithstanding the foregoing, no such consent of the Borrower shall be required if (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to an Affiliate of the Lender or an Approved Fund of the Lender.  The Lender may forward to each purchaser, transferee, assignee, servicer, participant, or investor in such Securities or any Rating Agency (as hereinafter defined) rating such Securities (collectively, the “Investor”) and each prospective Investor, all documents and information which the Lender now has or may hereafter acquire relating to the Borrower, any loan to the Borrower, any guarantor or the property, whether furnished by the Borrower, any guarantor or otherwise, as the Lender determines necessary or desirable.  The term “Rating Agency” shall mean each statistical rating agency that has assigned a rating to the Securities.

Section 10.5.       Governing Law; Jurisdiction; Consent to Service of Process.

(a)        This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be construed in accordance with and be governed by the law (without giving effect to the conflict of law principles thereof) of the State of Georgia.

(b)        The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the United States District Court for the Northern District of Georgia, and of the Business Case Division of the Fulton County Superior Court located in Atlanta, Georgia, and of any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such District Court or the Fulton County Superior Court or, to the extent permitted by applicable law, such appellate court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement or any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or its properties in the courts of any jurisdiction.

(c)        The Borrower irrevocably and unconditionally waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding described in subsection (b) of this Section and brought in any court referred to in subsection (b) of this Section.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)        Each party to this Agreement irrevocably consents to the service of process in the manner provided for notices in Section 10.1.  Nothing in this Agreement or in any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by law.

Section 10.6.      WAIVER OF JURY TRIAL.  EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.7.       Right of Set-off.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, the Lender shall have the right, at any time or from time to time upon the occurrence and during the continuance of an Event of Default, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, to set off and apply against all deposits (general or special, time or demand, provisional or final) of the Borrower at any time held or other obligations at any time owing by the Lender to or for the credit or the account of the Borrower against any and all Obligations held by the Lender, irrespective of whether the Lender shall have made demand hereunder and although such Obligations may be unmatured.  The Lender agrees promptly to notify the Borrower after any such set-off and any application made by the Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.8.      Counterparts; Integration.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Agreement, the other Loan Documents, constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.  Delivery of an executed counterpart to this Agreement or any other Loan Document by facsimile transmission or by electronic mail in pdf format shall be as effective as delivery of a manually executed counterpart hereof.

Section 10.9.      Survival.  All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates, reports, notices or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Revolving Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Revolving Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Revolving Commitment has not expired or terminated.  The provisions of Section 10.3 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Revolving Loans, the expiration or termination of the Revolving Commitment or the termination of this Agreement or any provision hereof.

Section 10.10.    Severability.  Any provision of this Agreement or any other Loan Document held to be illegal, invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such illegality, invalidity or unenforceability without affecting the legality, validity or enforceability of the remaining provisions hereof or thereof; and the illegality, invalidity or unenforceability of a particular provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.11.   Patriot Act.  The Lender hereby notifies the Borrower that, (a) pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender to identify the Borrower in accordance with the Patriot Act, and (b) pursuant to the Beneficial Ownership Regulation, it is required to obtain a Beneficial Ownership Certification.

Section 10.12.   Maximum Rate.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Revolving Loan, together with all fees, charges and other amounts which may be treated as interest on such Revolving Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate of interest (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender in accordance with applicable law, the rate of interest payable in respect of such Revolving Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Revolving Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to the Lender in respect of other Revolving Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Base Rate to the date of repayment (to the extent permitted by applicable law), shall have been received by the Lender.

[Remainder of page intentionally blank; signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

Borrower:

ATLANTIC AMERICAN CORPORATION

By:	/s/ J. Ross Franklin
	Name:	J. Ross Franklin
	Title:	Vice President, Chief Financial Officer And Secretary

Lender:

TRUIST BANK

By:	/s/ Richard E. Carswell
	Name:	Richard E. Carswell
	Title:	Senior Vice President

SCHEDULE 5.14
Subsidiaries

Subsidiary	Owner of Subsidiary Shares/ Equity Interests	% of Shares/Equity Interests Owned
Bankers Fidelity Life Insurance Company	Atlantic American Corporation	100%

American Southern Insurance Company	Atlantic American Corporation	100%

Xcalibre Risk Services, Inc.	Atlantic American Corporation	100%

Atlantic American Statutory Trust I	Atlantic American Corporation	100%

Atlantic American Statutory Trust II	Atlantic American Corporation	100%

Bankers Fidelity Assurance Company	Bankers Fidelity Life Insurance Company	100%

Premier Adjusting and Claim Services, Inc.	American Southern Insurance Company	100%

Automobile Safety Management, Inc.	American Southern Insurance Company	100%

American Safety Insurance Company	American Southern Insurance Company	100%

Automated Systems of Georgia, Inc.	American Southern Insurance Company	100%

Atlantic Capital Life Assurance Company	Bankers Fidelity Life Insurance Company	100%